Exhibit 99.1

Monroe Capital Corporation BDC Announces Third Quarter 2022 Results

CHICAGO, IL, November 7, 2022 -- Monroe Capital Corporation (Nasdaq: MRCC) (“Monroe”) today announced its financial results for the third quarter ended September 30, 2022.

Except where the context suggests otherwise, the terms “Monroe,” “we,” “us,” “our,” and “Company” refer to Monroe Capital Corporation.

Third Quarter 2022 Financial Highlights

•	Net Investment Income of $6.3 million, or $0.29 per share
•	Adjusted Net Investment Income (a non-GAAP measure described below) of $7.1 million, or $0.33 per share
•	Net decrease in net assets resulting from operations of $0.7 million, or $0.03 per share
•	Net Asset Value (“NAV”) of $226.0 million, or $10.43 per share
•	Paid quarterly dividend of $0.25 per share on September 30, 2022

Chief Executive Officer Theodore L. Koenig commented, “We are pleased to report another strong quarter where Adjusted Net Investment Income for the quarter exceeded our dividend. Our current annual cash dividend to shareholders is approximately 13.0%(1). Volatility in the financing markets continued during the third quarter over concerns around slowing U.S. economic growth caused by inflationary pressures and rising interest rates. Still, credit performance remains solid, and we are well positioned to benefit from future increases in interest rates. The deal pipeline at Monroe remains strong as the uncertainty in the financing markets has opened up the opportunity set for new transactions and on more favorable lending terms. We remain committed to supporting the financing needs of our clients that have resilient business models and positive long-term outlooks. As always, we continue to be focused on adhering to our underwriting principles and generating strong risk-adjusted returns to create shareholder value.”

Monroe Capital Corporation is a business development company affiliate of the award winning private credit investment firm and lender, Monroe Capital LLC.

(1) Based on an annualized dividend and closing share price as of November 4, 2022.

Management Commentary

We are pleased to report Adjusted Net Investment Income totaled $7.1 million or $0.33 per share for the quarter ended September 30, 2022. This compares with $5.4 million or $0.25 per share for the quarter ended June 30, 2022. This increase in Adjusted Net Investment Income is primarily the result of the receipt of previously unaccrued interest income associated with the repayment of an investment that had previously been on non-accrual status and the increase in the average portfolio yield during the quarter. See Non-GAAP Financial Measure – Adjusted Net Investment Income discussion below.

NAV decreased by $0.28 per share, or 2.6%, to $226.0 million or $10.43 per share as of September 30, 2022, compared to $232.1 million or $10.71 per share as of June 30, 2022. The NAV decrease of $0.28 per share was primarily the result of net unrealized losses on the portfolio that were primarily attributable to fundamental performance of a couple specific portfolio companies and the Company’s investment in MRCC Senior Loan Fund I, LLC (“SLF”). The decrease in value at the SLF was driven by unrealized losses on the SLF’s investments, which are loans to traditional upper middle-market borrowers and have continued to experience higher volatility in valuations.

During the quarter, MRCC’s debt-to-equity leverage decreased from 1.38 times debt-to-equity to 1.33 times debt-to equity. We have a strong new investment pipeline, and we continue to focus on selectively redeploying capital stemming from repayments to modestly increase MRCC’s leverage level while continuing to actively manage our investment portfolio.

Selected Financial Highlights

(in thousands, except per share data)

	September 30, 2022	June 30, 2022

	(unaudited)
Consolidated Statements of Assets and Liabilities data:
Investments, at fair value	$508,018	$536,039
Total assets	$532,556	$556,331
Total net assets	$225,956	$232,121
Net asset value per share	$10.43	$10.71

	For the quarter ended
	September 30, 2022	June 30, 2022

	(unaudited)
Consolidated Statements of Operations data:
Net investment income	$6,260	$5,014
Adjusted net investment income (2)	7,128	$5,416
Net gain (loss)	$(7,009)	$(12,378)
Net increase (decrease) in net assets resulting from operations	$(749)	$(7,364)

Per share data:
Net investment income	$0.29	$0.23
Adjusted net investment income (2)	$0.33	$0.25
Net gain (loss)	$(0.32)	$(0.57)
Net increase (decrease) in net assets resulting from operations	$(0.03)	$(0.34)

(2)	See Non-GAAP Financial Measure – Adjusted Net Investment Income below for a detailed description of this non-GAAP measure and a reconciliation from net investment income to Adjusted Net Investment Income. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.

Portfolio Review

The Company had debt and equity investments in 98 portfolio companies, with a total fair value of $508.0 million as of September 30, 2022, as compared to debt and equity investments in 98 portfolio companies, with a total fair value of $536.0 million, as of June 30, 2022. The Company’s portfolio consists primarily of first lien loans, representing 83.3% of the portfolio as of September 30, 2022, and 83.8% of the portfolio as of June 30, 2022. As of September 30, 2022, the weighted average contractual and effective yield on the Company’s debt and preferred equity investments was 9.9% and 9.9%, respectively, as compared to the weighted average contractual and effective yield of 8.4% and 8.5%, respectively, as of June 30, 2022. Portfolio yield is calculated only on the portion of the portfolio that has a contractual coupon and therefore does not account for dividends on equity investments (other than preferred equity). As of September 30, 2022, 0.7% of the Company’s total investments at fair value were on non-accrual as compared to 2.0% as of June 30, 2022.

Financial Review

Net Investment Income for the quarter ended September 30, 2022 totaled $6.3 million, or $0.29 per share, compared to $5.0 million, or $0.23 per share, for the quarter ended June 30, 2022. Adjusted Net Investment Income was $7.1 million, or $0.33 per share, for the quarter ended September 30, 2022, compared to $5.4 million, or $0.25 per share, for the quarter ended June 30, 2022. Investment income for the quarter ended September 30, 2022 totaled $15.9 million, compared to $13.0 million for the quarter ended June 30, 2022. The $2.9 million increase in investment income was primarily the result of a one-time benefit of $2.0 million of previously unrecorded interest income associated with the repayment of the Company’s loan investment in Curion Holdings, LLC (“Curion”) during the quarter. Curion had previously been on non-accrual status and during the quarter the Company received proceeds in excess of the cost basis of its investment as a result of the successful sale of the portfolio company. Additionally, during the quarter the Company started to see the full impact of increases in interest rates as all of the portfolio investments exceeded their interest rate floors. These increases were partially offset by a decline in fee income. Total expenses for the quarter ended September 30, 2022 totaled $9.7 million, compared to $8.0 million for the quarter ended June 30, 2022. The $1.7 million increase in expenses during the quarter was primarily driven by higher incentive fees (net of associated fee waivers) resulting from the Company’s increase in net investment income, interest and other debt financing expenses due to the rising interest rate environment and income taxes, primarily associated with blocker entities that hold certain of the Company’s equity investments.

Net gain (loss) was ($7.0) million for the quarter ended September 30, 2022, compared to ($12.4) million for the quarter ended June 30, 2022. Net realized and unrealized gains (losses) on investments were ($7.9) million for the quarter. The net losses during the quarter were primarily attributable to fundamental performance of a couple specific portfolio companies and the Company’s investment in SLF. Additionally, net losses during the quarter included the reversal of $1.5 million in unrealized gains on Curion, as upon realization, the recovery in excess of the cost basis was recorded as previously unaccrued interest income. Other net gains (losses) totaled $0.9 million for the quarter ended September 30, 2022, comprised of net realized and unrealized gains on foreign currency forward contracts used to hedge currency exposure on investments denominated in foreign currency.

Net increase (decrease) in net assets resulting from operations was ($0.7) million, or ($0.03) per share, for the quarter ended September 30, 2022, compared to ($7.4) million, or ($0.34), for the quarter ended June 30, 2022.

Liquidity and Capital Resources

At September 30, 2022, the Company had $7.1 million in cash, $171.2 million of debt outstanding on its revolving credit facility and $130.0 million of debt outstanding on its 2026 Notes. As of September 30, 2022, the Company had approximately $83.8 million available for additional borrowings on its revolving credit facility, subject to borrowing base availability.

MRCC Senior Loan Fund

SLF is a joint venture with Life Insurance Company of the Southwest (“LSW”), an affiliate of National Life Insurance Company. SLF invests primarily in senior secured loans to middle market companies in the United States. The Company and LSW have each committed $50.0 million of capital to the joint venture. As of September 30, 2022, the Company had made net capital contributions of $42.7 million in SLF with a fair value of $36.5 million, as compared to net capital contributions of $42.7 million in SLF with a fair value of $37.6 million at June 30, 2022. During the quarter ended September 30, 2022, the Company received an income distribution from SLF of $0.9 million, consistent with the $0.9 million received during the quarter ended June 30, 2022. The SLF’s underlying investments are loans to middle-market borrowers that are generally larger than the rest of MRCC’s portfolio which is focused on lower middle-market companies. The SLF’s portfolio decreased in value by 1.2% during the quarter, from 94.8% of amortized cost as of June 30, 2022 to 93.6% of amortized cost as of September 30, 2022.

As of September 30, 2022, SLF had total assets of $201.6 million (including investments at fair value of $192.1 million), total liabilities of $128.5 million (including borrowings under the $175.0 million secured revolving credit facility with Capital One, N.A. (the “SLF Credit Facility”) of $129.3 million) and total members’ capital of $73.1 million. As of June 30, 2022, SLF had total assets of $203.6 million (including investments at fair value of $195.2 million), total liabilities of $128.5 million (including borrowings under the SLF Credit Facility of $129.6 million) and total members’ capital of $75.1 million.

Non-GAAP Financial Measure – Adjusted Net Investment Income

On a supplemental basis, the Company discloses Adjusted Net Investment Income (including on a per share basis) which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted Net Investment Income represents net investment income, excluding the net capital gains incentive fee and income taxes. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted Net Investment Income is a useful indicator of operations exclusive of any net capital gains incentive fee as net investment income does not include gains associated with the capital gains incentive fee.

The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted Net Investment Income for the periods presented:

	For the quarter ended
	September 30, 2022		June 30, 2022
	Amount	Per Share Amount	Amount	Per Share Amount

	(in thousands, except per share data)
Net investment income	$6,260	$0.29	$5,014	$0.23
Net capital gains incentive fee	—	—	—	—
Income taxes, including excise taxes	868	0.04	402	0.02
Adjusted Net Investment Income	$7,128	$0.33	$5,416	$0.25

Adjusted Net Investment Income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted Net Investment Income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

Third Quarter 2022 Financial Results Conference Call

The Company will host a webcast and conference call to discuss these operating and financial results on Tuesday, November 8, 2022 at 3:00 pm ET. The webcast will be hosted on a webcast link located in the Investor Relations section of the Company’s website at http://ir.monroebdc.com/events.cfm. To participate in the conference call, please dial (800) 715-9871 approximately 10 minutes prior to the call. Please reference conference ID # 5417235.

For those unable to listen to the live broadcast, the webcast will be available for replay on the Company’s website approximately two hours after the event.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-Q for the quarter ended September 30, 2022 to be filed with the SEC (www.sec.gov) on November 7, 2022.

MONROE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	September 30, 2022	June 30, 2022

	(unaudited)
ASSETS
Investments, at fair value:
Non-controlled/non-affiliate company investments	$386,200	$407,457
Non-controlled affiliate company investments	85,274	91,031
Controlled affiliate company investments	36,544	37,551
Total investments, at fair value (amortized cost of: $545,350 and $567,129, respectively)	508,018	536,039
Cash	7,129	5,969
Unrealized gain on foreign currency forward contracts	2,284	1,421
Interest receivable	14,680	12,302
Other assets	445	600
Total assets	532,556	556,331

LIABILITIES
Debt:
Revolving credit facility	171,200	190,000
2026 Notes	130,000	130,000
Total debt	301,200	320,000
Less: Unamortized deferred financing costs	(3,223)	(3,743)
Total debt, less unamortized deferred financing costs	297,977	316,257
Interest payable	1,305	2,759
Management fees payable	2,222	2,269
Incentive fees payable	1,565	657
Accounts payable and accrued expenses	3,496	2,268
Directors' fees payable	35	—
Total liabilities	306,600	324,210
Net assets	$225,956	$232,121

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value, 100,000 shares authorized, 21,666 and 21,666 shares issued and outstanding, respectively	$22	$22
Capital in excess of par value	298,687	298,687
Accumulated undistributed (overdistributed) earnings	(72,753)	(66,588)
Total net assets	$225,956	$232,121
Net asset value per share	$10.43	$10.71

MONROE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the quarter ended
	September 30, 2022	June 30, 2022

	(unaudited)
Investment income:
Non-controlled/non-affiliate company investments:
Interest income	$9,383	$7,992
Payment-in-kind interest income	738	644
Dividend income	103	100
Fee income	412	1,192
Total investment income from non-controlled/non-affiliate company investments	10,636	9,928
Non-controlled affiliate company investments:
Interest income	3,830	1,366
Payment-in-kind interest income	502	753
Dividend income	48	48
Total investment income from non-controlled affiliate company investments	4,380	2,167
Controlled affiliate company investments:
Dividend income	900	900
Total investment income from controlled affiliate company investments	900	900
Total investment income	15,916	12,995

Operating expenses:
Interest and other debt financing expenses	4,263	3,776
Base management fees	2,222	2,269
Incentive fees	1,565	774
Professional fees	212	248
Administrative service fees	275	303
General and administrative expenses	216	287
Directors' fees	35	39
Expenses before base management fee and incentive fee waivers	8,788	7,696
Incentive fee waivers	—	(117)
Total expenses, net of base management fee and incentive fee waivers	8,788	7,579
Net investment income before income taxes	7,128	5,416
Income taxes, including excise taxes	868	402
Net investment income	6,260	5,014

Net gain (loss):
Net realized gain (loss):
Non-controlled/non-affiliate company investments	(1,666)	20
Non-controlled affiliate company investments	(1)	—
Foreign currency forward contracts	38	19
Foreign currency and other transactions	(1)	(28)
Net realized gain (loss)	(1,630)	11

Net change in unrealized gain (loss):
Non-controlled/non-affiliate company investments	(1,049)	(9,375)
Non-controlled affiliate company investments	(4,186)	(910)
Controlled affiliate company investments	(1,007)	(3,159)
Foreign currency forward contracts	863	1,056
Foreign currency and other transactions	—	(1)
Net change in unrealized gain (loss)	(5,379)	(12,389)

Net gain (loss)	(7,009)	(12,378)

Net increase (decrease) in net assets resulting from operations	$(749)	$(7,364)

Per common share data:
Net investment income per share - basic and diluted	$0.29	$0.23
Net increase (decrease) in net assets resulting from operations per share - basic and diluted	$(0.03)	$(0.34)
Weighted average common shares outstanding - basic and diluted	21,666	21,666

Additional Supplemental Information:

The composition of the Company’s investment income was as follows (in thousands):

	For the quarter ended
	September 30, 2022	June 30, 2022

Interest income	$12,491	$9,026
Payment-in-kind interest income	1,240	1,397
Dividend income	1,051	1,048
Fee income	412	1,192
Prepayment gain (loss)	495	65
Accretion of discounts and amortization of premiums	227	267
Total investment income	$15,916	$12,995

The composition of the Company’s interest expense and other debt financing expenses was as follows (in thousands):

	For the quarter ended
	September 30, 2022	June 30, 2022

Interest expense - revolving credit facility	$2,186	$1,731
Interest expense - 2026 Notes	1,555	1,555
Amortization of deferred financing costs	522	490
Total interest and other debt financing expenses	$4,263	$3,776

ABOUT MONROE CAPITAL CORPORATION

Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com

About Monroe Capital

Monroe Capital LLC (“Monroe”) is a premier boutique asset management firm specializing in private credit markets across various strategies, including direct lending, asset-based lending, specialty finance, opportunistic and structured credit, and equity. Since 2004, the firm has been successfully providing capital solutions to clients in the U.S. and Canada. Monroe prides itself on being a value-added and user-friendly partner to business owners, management, and both private equity and independent sponsors. Monroe’s platform offers a wide variety of investment products for both institutional and high net worth investors with a focus on generating high quality “alpha” returns irrespective of business or economic cycles. The firm is headquartered in Chicago and maintains offices in Atlanta, Boston, Los Angeles, Miami, Naples, New York, San Francisco, and Seoul.

Monroe has been recognized by both its peers and investors with various awards including Global M&A Network as the 2022 Small Mid-Markets Lender of the Year, Americas; Private Debt Investor as the 2021 Senior Lender of the Year, 2021 Lower Mid-Market Lender of the Year, Americas; Creditflux as the 2021 Best U.S. Direct Lending Fund; and Pension Bridge as the 2020 Private Credit Strategy of the Year. For more information and important disclaimers, please visit www.monroecap.com.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE:      Monroe Capital Corporation

Investor Contact:               Mick Solimene

Chief Investment Officer and Chief Financial Officer

Monroe Capital Corporation

(312) 598-8401

Email: msolimene@monroecap.com

Media Contact:                  Margaret Chase

BackBay Communications

(617) 391-0790 ext. 123

Email: margaret.chase@backbaycommunications.com